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            PRIDE
            PETROEUM
            SERVICES                             NEWS RELEASE

1500 City West Boulevard, Suite 400   Houston, Texas  77042   (713) 789-1400
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FOR IMMEDIATE RELEASE                        Contact:  Paul A. Bragg
                                                       Leroy Guidry
                                                       (713) 789-1400


                    PRIDE ANNOUNCES SOUTH AMERICAN ACQUISITION

Houston, Texas, March 18, 1996 --- Pride Petroleum Services, Inc. (NASDAQ:
PRDE) announced that it has entered into a letter of intent with Perez Companc S.A., Astra C.A.P.S.A. and other shareholders for the acquisition of Quitral-Co. S.A.I.C., the largest drilling and workover contractor in Argentina, with additional operations in Venezuela.

The transaction excludes certain non-oilfield service investments of Quitral-Co., which have been accounted for under the equity method.

For its last fiscal year (ended June 30, 1995), Quitral-Co. generated revenues of approximately $180 million. For the six-month period ended December 31, 1995, the company's revenues were approximately $100 million, of which 80% was generated by Argentine operations and 20% by Venezuelan operations.

Quitral-Co. operates 23 drilling and 57 workover rigs in Argentina and 7 drilling and 21 workover rigs in Venezuela. The company has approximately 2,800 employees.

The transaction, which is valued at approximately $140 million, will be funded by a combination of cash and notes to be issued to the sellers. Closing of the transaction is subject to, among other things, the negotiation and execution of definitive purchase agreements. It is expected that closing will occur in 60-90 days.

Ray H. Tolson, Chairman and Chief Executive Officer of Pride stated: "The acquisition of Quitral-Co. is the most significant acquisition in the history of our company. Quitral-Co. is one of the largest and highest quality oilfield service companies in South America. Its operations are carried out in two of our primary and fastest-growing areas of operations. Our combined opportunities in these areas are excellent. We believe that the financial impact of this transaction should be positive for our shareholders. We believe that the acquisition of Quitral-Co. represents one of the best growth opportunities available to our Company."

Pride Petroleum Services, Inc. headquartered in Houston, is one of the world's largest well servicing and drilling contractors. Of the Company's 525 rigs, 433 are located on land in the United States, 23 are offshore in the Gulf of Mexico and 69 are in Argentina, Venezuela, Colombia and Russia.
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